UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 13, 2006

Tyson Foods, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State of incorporation or organization)

001-14704

(Commission File Number)

71-0225165

(IRS Employer Identification No.)

2210 West Oaklawn Drive, Springdale, AR 72762-6999

(479) 290-4000

(Address, including zip code, and telephone number, including area code, of

Registrant’s principal executive offices)

Not applicable

(Former name, former address and former fiscal year, if applicable)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 – ENTRY INTO A MATERIAL DEFINITIVE CONTRACT

The information required by this Item regarding the executive employment agreement between Tyson Foods, Inc. (the “Company”) and Mr. Wade Miquelon, relating to his appointment as Executive Vice President and Chief Financial Officer, is incorporated by reference to Item 5.02 below.

ITEM 5.02 –	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

             On April 13, 2006, the Company entered into an employment agreement (the “Agreement”) with Mr. Wade Miquelon for him to become Executive Vice President and Chief Financial Officer effective June 1, 2006.

Since October 2003, Mr. Miquelon has served as Chief Financial Officer for Procter & Gamble’s (“P&G”) Western European business. Prior to his Western Europe Role, Miquelon served as CFO and Senior Director for P&G’s 42 country ASEAN, Australia and India (AAI) Region based in Singapore. Miquelon’s Asian experience also includes serving as CFO of the Thailand, Myanmar, Cambodia and Laos subsidiaries of P&G, which included oversight of P&G’s largest and most complex Asian manufacturing facility with exports to 22 countries, and also as Finance Director for P&G’s Southeast Asian Beauty Care business. Mr. Miquelon spent seven years at P&G’s Headquarters in Cincinnati, Ohio, primarily in the late 80’s through the mid 90’s. His roles there have included Group Manager of New Business Development, Group Manager of Mergers & Acquisitions, Group Manager of International Treasury, Finance Director of Global IT, and a Director/Partner in establishing and running P&G’s Venture Fund. Mr. Miquelon has a degree in Civil Engineering from Purdue University and an MBA from Washington University in St. Louis. Mr. Miquelon is 41 years old.

The term of Mr. Miquelon’s employment under the Agreement is effective as of June 1, 2006 and terminates on June 1, 2011, unless terminated prior to such date. Mr. Miquelon’s Agreement provides for an annual base salary of not less than $605,000.00. Mr. Miquelon is also eligible to receive awards under the Company’s annual bonus plan in effect during his term of employment, subject to the discretion of senior management of the Company. In addition, Mr. Miquelon may also participate in any benefit programs generally applicable to officers of the Company, including the Company’s stock option, restricted stock programs, supplemental executive retirement, life insurance plans and medical reimbursement plans. Mr. Miquelon’s compensation will be subject to review from time to time when the compensation of other officers and managers of the Company are reviewed for consideration of increases.

Under the Agreement, Mr. Miquelon received a restricted stock grant of 77,335.3752 shares of Class A Common Stock scheduled to vest on June 1, 2011. The Agreement also provides that Mr. Miquelon is entitled to receive, on such dates specified by the Company consistent with the Company’s past practice, a grant of 50,000 options to purchase shares of Class A Common Stock subject to the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan and pursuant to an option grant agreement currently in use by the Company for officers generally. The exercise price of any such grant will equal the market price on the date of the stock option grant. The options are part of the consideration received by Mr. Miquelon for his

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agreement to protection of confidential information and trade secrets of the Company and to a non-competition provision that extends one year after termination of Mr. Miquelon’s employment. On each such future grant date selected by the Company, Mr. Miquelon will receive a grant of 50,000 options. The options vest forty percent (40%) on the second anniversary of the date of the grant and in twenty percent (20%) increments annually thereafter until fully vested.

On the first business day of each of the Company’s 2007, 2008 and 2009 fiscal years, Mr. Miquelon will be eligible to receive a performance award payable in shares of Class A Common Stock. On such dates, Mr. Miquelon is eligible to receive a performance award having a maximum aggregate value on the date of grant of $450,000. Each performance award will vest on the date which is two days after the Company publicly releases its earnings for the fiscal year which is two years after the year the award is made.

Mr. Miquelon also received a signing bonus in the amount of $250,000 prior to entering into the Agreement.

Mr. Miquelon may terminate his employment under the Agreement, subject to his confidentiality and non-compete obligations, upon ninety (90) days notice to the Company. The Company has the right to terminate the Agreement at any time upon written notice, and if terminated without cause the termination is subject to the obligation to continue to pay base salary for a period of 18 months after the date of termination and subject to provisions relating to the early vesting of stock options and restricted stock upon such termination.

The foregoing description is qualified in its entirety by reference to the provisions of the Agreement, which is attached as an exhibit to this Form 8-K.

ITEM 9.01 – FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits

10.1	Executive Employment Agreement between the Company and Mr. Wade Miquelon, dated as of April 13, 2006.
99.1	Press Release issued on April 14, 2006, announcing the appointment of the new Executive Vice President and Chief Financial Officer

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tyson Foods, Inc.

Date: April 18, 2006	By:	/s/ Read Hudson
	Name:	Read Hudson
	Title:	Vice President, Associate General
Counsel and Secretary

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Tyson Foods, Inc.

Current Report On Form 8-K

Dated April 18, 2006

EXHIBIT INDEX

Exhibit Number	Description
10.1	Executive Employment Agreement between the Company and Mr. Wade Miquelon, dated as of April 13, 2006
99.1	Press Release issued on April 14, 2006, announcing the appointment of the new Executive Vice President and Chief Financial Officer

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